EXHIBIT 99.2

Dex Media Announces Quarterly Dividend

DENVER, May 19, 2005 — Dex Media, Inc. (NYSE: DEX) announced that its Board of Directors declared on May 19, 2005, a quarterly cash dividend of $0.09 per common share, payable on July 15, 2005, to shareholders of record as of June 16, 2005.

About Dex Media, Inc.

Dex Media, Inc., is the exclusive publisher of the official White and Yellow Pages for Qwest Communications International Inc. In 2004, the company published 44.5 million copies of 269 directories in Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming. In addition to connecting advertisers and consumers through its print and CD-ROM directories, Dex Media provides fully searchable advertising on DexOnline.comTM, the most used Internet Yellow Pages in Dex Media’s 14-state region, according to market research firm comScore.

In 2004, Dex Media generated revenue of approximately $1.65 billion, excluding the effects of purchase accounting related to the acquisition of Dex Media West LLC.

Safe Harbor for Forward-Looking and Cautionary Statements

This release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan” and similar expressions are generally intended to identify forward-looking statements.

The following factors, among others, could affect future results: continuing weakness in the U.S. economy; increased competitive pressure from other directory publishers or media companies; changes in interest rates or a reduction in Dex Media’s cash flow that could impair Dex Media’s ability to service its debt obligations; Dex Media’s high level of indebtedness; and risks related to the start-up of new print or Internet directories and media services.

Other factors that could materially affect actual results can be found in Dex Media’s filings with the Securities and Exchange Commission. Many of these factors are beyond the company’s ability to control or predict. Given these uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements, which only speak as of the date of this press release. Dex Media undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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